Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CONTROL4 CORPORATION,

a Delaware Corporation

The undersigned docs hereby certify on behalf of Control4 Corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, at follows:

FIRST:  That the undersigned is the duly elected and acting Chief Executive Officer of the Corporation.

SECOND:  That the Certificate of Incorporation of the Corporation was originally; filed with the Secretary of State of the State or Delaware on March 27, 2003 under the name “Control4 Corporation.”

THIRD:  That pursuant to Sections 242 and 245 of the General Corporation Law, of the State of Delaware, the Certificate of Incorporation of the Corporation, as amended to the date of the filing of this certificate, is hereby amended and restated in its entirety as set forth in Exhibit A hereto.

FOURTH:  That the Amended and Restated Certificate of Incorporation of this Corporation as set forth in Exhibit A hereto has been duly adopted and approval by the Board of Directors and stockholders of this Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the Delaware General Corporation law.

The undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing certificate ore true and correct to the knowledge of the undersigned, and that this certificate is the act and deed of the undersigned.

Executed in Draper, Utah on this 20th day of January, 2011.

By:	/s/ William B. West
William B. West
Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of this corporation is Control4 Corporation (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808.  The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A)                               Classes of Capital Stock

This Corporation is authorized to issue 201,000,000 shares of capital stock in the aggregate.  The capital stock of this Corporation shall be divided into two classes, designated “Common Stock” and “Preferred Stock.”  The number of shares of Common Stock the Corporation is authorized to issue is 117,836,592.  The number of shares of Preferred Stock the Corporation is authorized to issue is 83,163,408, 8,150,000 of which shall be designated as Series A Preferred Stock (“Series A Preferred”), 18,124,230 of which shall be designated Series B Preferred Stock (“Series B Preferred”), 14,215,791 of which shall be designated Series C Preferred Stock (“Series C Preferred”), 7,789,215 of which shall be designated Series D Preferred Stock (“Series D Preferred”), 5,045,662 of which shall be designated Series E Preferred Stock (“Series E Preferred”), 5,988,024 of which shall be designated Series F Preferred Stock (“Series F Preferred”), 8,677,338 of which shall be designated Series G Preferred Stock (“Series G Preferred”), 2,073,148 of which shall be designated Series G-l Preferred Stock (“Series G-l Preferred”), and 13,100,000 of which shall be designated Series H Preferred Stock (“Series H Preferred”).  The Common Stock and Preferred Stock shall each have a par value of $0.0001 per share.  The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.  Subject to Section 5 of Division (B) below, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for the exercise of options or warrants or conversion of the Preferred Stock) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, voting as a single class (and not as a separate individual class of solely holders of Common Stock, excluding those holders of equity securities who may be entitled to vote thereon as provided in this Certificate of Incorporation), as provided by Section 242(b)(2) of the Delaware General Corporation Law.

(B)                               Rights, Preferences, Privileges and Restrictions of Preferred Stock

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective series of Preferred Stock or the holders thereof are as follows:

1.                                      Dividends.

(a)                                 The holders of Preferred Stock shall be entitled to receive dividends at the rate of $0.04, $0.06504, $0.08464, $0.1632, $0.1752, $0.2672, $0.1424, $0.1424 and $0.1527 per share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, Series G -l Preferred and Series H Preferred, respectively (as adjusted for any stock dividends, combinations, stock splits, reclassifications and the like with respect to such shares) per annum, payable out of funds legally available therefor and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, Additional Shares of Common Stock of the Corporation, provided that an adjustment to the respective Conversion Price (as defined below) of such other securities or rights has been made in accordance with Section 3(d)(ii) below).  Such dividends shall be payable when, as, and if declared by the Board of Directors, acting in its sole discretion.  The right to receive dividends shall not be cumulative, and no right shall accrue to holders of any shares by reason of the fact that dividends on such shares are not declared and paid in any prior year.  No dividend shall be paid or declared and set aside in any period with respect to the Common Stock unless and until dividends have been paid or declared and set aside for payment in such year with respect to every outstanding series of Preferred Stock in an amount for each such series of Preferred Stock equal to the annual dividend rates stated above.

(b)                                 After payment of dividends at the annual rates set forth above, any additional dividends declared shall be distributed among all holders of Preferred Stock and Common Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted into Common Stock pursuant to Section 3 hereof.

(c)                                  If at the time any shares of Preferred Stock are converted into Common Stock there are any accrued but unpaid dividends on such shares, then the Corporation at its option shall either pay the unpaid dividends or issue additional shares of Common Stock in the amount of the unpaid dividends at the applicable fair market value for such shares then in effect.

2.                                      Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation (including without limitation any “Deemed Liquidation” as defined below), either voluntary or involuntary, distributions to stockholders of the Corporation shall be made in the following manner:

(a)                                 The holders of the Series H Preferred and the Series G-l Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series G Preferred, the Series F Preferred, the Series B Preferred, the Series D Preferred, the Series C Preferred, the Series B Preferred, the

Series A Preferred or Common Stock, the amount of $1.9091 per share of Series H Preferred and $1.7805 per share of Series G-l Preferred, respectively (as adjusted for any stock dividends, combinations, stock splits, reclassification or the like with respect to such shares), plus all accrued or declared but unpaid dividends on such shares.  If the assets and funds available for distribution to the holders of the Series H Preferred and the Series G-1 Preferred shall be insufficient to pay the stated preferential amounts in full, then the entire assets and funds of the Corporation legally available for distribution shall be distributed to the holders of the Series H Preferred and Series G-l Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)                                 After payment in full of the amount due the holders of Series H Preferred and Series G-l Preferred under Article IV, Section B(2)(a) above, the holders of the Series F Preferred and Series G Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series E Preferred, Series D Preferred, the Series C Preferred, the Series B Preferred, Series A Preferred or Common Stock, the amount of $3.34 per share of Series F Preferred and $1.7805 per share of Series G Preferred, respectively (as adjusted for any stock dividends, combinations, stock splits, reclassification and the like with respect to such shares), phis all accrued or declared but unpaid dividends on such shares.  If the assets and funds available for distribution to the holders of the Series F Preferred and Series G Preferred shall be insufficient to pay the stated preferential amounts in full, then the entire assets and funds of the Corporation legally available for distribution to the holders of the Series F Preferred and Series G Preferred shall be distributed to the holders of the Series F Preferred and the Series G Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

(c)                                  After payment in full of the amount due the holders of Series F Preferred and Series G Preferred under Article IV, Section B(2)(b) above, the holders of the Series E Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series D Preferred, the Series C Preferred, the Series B Preferred, Series A Preferred or Common Stock, the amount of $2.19 per share of Series E Preferred (as adjusted for any stock dividends, combinations, stock splits, reclassification and the like with respect to such shares), plus all accrued or declared but unpaid dividends on such shares.  If the assets and funds available for distribution to the holders of the Series E Preferred shall be insufficient to pay the stated preferential amounts in full, then the entire assets and funds of the Corporation legally available for distribution to the holders of the Series E Preferred shall be distributed to the holders of the Series E Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

(d)                                 After payment in full of the amount due the holders of Series E Preferred under Article IV, Section B(2)(c) above, the holders of the Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series C Preferred, the Series B Preferred, Series A Preferred or Common Stock, the amount of $2.04 per share of Series D Preferred (as adjusted for any stock dividends, combinations, stock splits, reclassification and the like with respect to such shares), plus all accrued or declared but unpaid dividends on such shares.  If the assets and funds available for distribution to the holders of the Series D Preferred shall be insufficient to pay the stated preferential amounts in full, then the entire assets and funds of the Corporation legally available for distribution to the holders of the Series D Preferred shall be distributed to the holders of the Series D Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

(e)                                  After payment in full of the amount due the holders of Series D Preferred under Article IV, Section B(2)(d) above, the holders of the Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series B Preferred, Series A Preferred or Common Stock, the amount of $1.058 per share of Series C Preferred (as adjusted for any stock dividends, combinations, stock splits, reclassification and the like with respect to such shares), plus all accrued or declared but unpaid dividends on such shares.  If the assets and funds available for distribution to the holders of the Series C Preferred shall be insufficient to pay the stated preferential amounts in full, then the entire assets and funds of the Corporation legally available for distribution to the holders of the Series C Preferred shall be distributed to the holders of the Series C Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

(f)                                   After payment in full of the amount due the holders of Series C Preferred under Article IV, Section B(2)(e) above, the holders of the Series A Preferred, and Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, the amount of $0.50 and $0.813 per share of Series A Preferred and Series B Preferred, respectively (as adjusted for any stock dividends, combinations, stock splits, reclassification and the like with respect to such shares), plus all accrued or declared but unpaid dividends on such shares.  If the assets and funds available for distribution to the holders of the Series A Preferred and the Series B Preferred shall be insufficient to pay the stated preferential amounts in full, then the entire assets and funds of the Corporation legally available for distribution to the holders of the Series A Preferred and Series B Preferred shall be distributed to the holders of the Series A Preferred and the Series B Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

(g)                                  After payment in full of the amount due the holders of Series A Preferred and Series B Preferred under Article IV, Section B(2)(f) above, all remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock.

(h)                                 Notwithstanding anything in this Section 2 to the contrary, if a holder of Preferred Stock would receive a greater liquidation amount than such holder is entitled to receive pursuant to Section 2(a), Section 2(b), Section 2(c), Section 2(d), Section 2(e), and Section 2(f) hereof by converting shares of Preferred Stock held by such holder into shares of Common Stock, then such holder shall not receive any amounts pursuant to Section 2(a), Section 2(b), Section 2(c), Section 2(d), Section 2(e), and Section 2(f) but shall be treated for purposes of this Section 2 as though such holder had converted into shares of Common Stock, whether or not such holder elects to so convert.

(i)                                     For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to include (i) the Corporation’s sale of all or substantially all of its assets or property; (ii) the Corporation’s exclusive license of all or substantially all of its intellectual property; and (iii) the acquisition of the Corporation by another entity (other than a reincorporation for the sole purpose of changing the Corporation’s domicile) by means of merger or consolidation (a “Merger Transaction”) in which the Corporation is a constituent party and pursuant to which the stockholders of the Corporation immediately prior to such transaction hold less than fifty percent (50%) of the voting power of the surviving or resulting corporation, provided that any holdings of the acquiring entity held by a stockholder of the Corporation shall not be aggregated with such stockholder’s holdings of the surviving or resulting entity as a result of such stockholder’s holdings in the Corporation for purposes of calculating such voting power (any such event, a “Deemed Liquidation”).  Notwithstanding the foregoing, the holders of a majority of the then outstanding Preferred Stock, voting together as a single class, may waive the classification of any transaction, as a liquidation, dissolution or winding up of the Corporation, including any Deemed Liquidation, and thereby waive the effects of this Section 2 with respect to such transaction; provided, however, that the holders of a majority of the then outstanding Series G-1 Preferred, voting together as a separate class, may elect to have the Series G-l Preferred redeemed at the Series G-l Original Issue Price (as defined below) prior to the consummation of any such transaction and the Corporation shall so redeem all Series G-l Preferred in one installment prior to or concurrently with the consummation of any such transaction; provided, further, that the holders of a sixty-six and two-thirds percent (66-2/3%) of the then outstanding Series H Preferred, voting together as a separate class, may elect to have the Series H Preferred redeemed at the Series H Original Issue Price (as defined below) prior to the consummation of any such transaction and the Corporation shall so redeem all Series H Preferred in one installment prior to or concurrently with the consummation of any such transaction.  For the sake of clarification, an equity financing transaction in which the Corporation is the surviving entity or a merger effected for the purpose of changing the Corporation’s legal domicile shall not be considered a Deemed Liquidation hereunder.

(j)                                    The Corporation shall not have the power to effect a Merger Transaction unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in a manner consistent with this Section 2.

(k)                                 The value of any securities to be delivered to the stockholders pursuant to this Section 2 shall be determined as follows:

(i)                                     If listed on a national securities exchange or the or the NASDAQ Stock Market, the value shall be based on the formula specified in the definitive agreements for the Deemed Liquidation or if no such formula exists, then the value of such securities shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty day period ending three days prior to the closing;

(ii)                                  If actively traded over the counter, the value shall be based on the formula specified in the definitive agreements for the Deemed Liquidation or if no such formula exists, then the value of such securities shall be deemed to be the average of the closing bid prices over the thirty day period ending three days prior to the closing; and

(iii)                               If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Corporation’s Board of Directors, including the approval of at least a majority of the Corporation’s authorized Directors.

(l)                                     Notwithstanding Section 1 above and this Section 2, upon the approval of the Board of Directors, the Corporation may at any time, out of funds legally available for such purpose, repurchase shares of Common Stock issued to or held by officers, directors, employees or other service providers upon termination of their employment or services pursuant to agreements providing the Corporation such a right of repurchase at a price per share no greater than cost, whether or not all declared or accrued dividends have been paid or set aside for payment and whether or not all Preferred Stock required to be redeemed by the Corporation has been redeemed or funds set aside for such purpose.

2.5                               Redemption.

(m)                             Upon the election in writing by the holders of a majority of the outstanding shares of Preferred Stock (the “Redemption Election”) at any time on or after the date that is 40 days before January 21, 2016, the Corporation shall redeem the then outstanding Preferred Stock in three equal annual installments (each a “Redemption Date”), from any funds legally available for such purpose beginning on the date that is 40 days after the date of the Redemption Election (the “Original Redemption Date”).  The redemption of the Preferred Stock shall occur in three annual installments, with the first such installment occurring on the Original Redemption Date, the second on the first anniversary thereof, and the third on the second anniversary thereof (each such date hereinafter referred to as a “Redemption Date”).  Any redemption effected pursuant to this Section 2.5 shall be made on a pro rate basis among the holders of the Preferred Stock based upon the total Redemption Price (as defined below) applicable to each holder’s shares of Preferred Stock.  The number of shares to be redeemed from each holder of Preferred Stock on each Redemption Date shall equal the total number of shares of Preferred Stock held by such holder on the date of the Redemption Notice (as defined below), divided by the number of Redemption Dates remaining as of the date of the Redemption Notice, minus the number of shares of Preferred Stock that such holder converts into Common Stock after the date of the Redemption Notice and prior to such Redemption Date.  The Corporation shall effect redemption on the applicable Redemption Dates by paying cash in an aggregate amount equal to $0.50, $0.813, $1.058, $2.04, $2.19, $3.34, $1.7805, $1.7805 and $1.9091 per share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, Series G-l Preferred and Series H Preferred, respectively (as adjusted for any stock dividends, combinations, stock splits, reclassification or the like with respect to such shares) plus all accrued or declared but unpaid dividends on such shares (the “Redemption Prices”).

(n)                                 If the funds of the Corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds that are legally available (the “Legally Available Funds”) will be used to redeem the maximum number of such shares from the holders of Preferred Stock ratably in proportion to the aggregate Redemption Price that would be payable to each holder if all shares required to be redeemed were being redeemed (such number, the “Legally Redeemable Shares”).  The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, including the rights of conversion set forth herein.  If any time thereafter additional funds become legally available for the redemption, such Legally Available Funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

(o)                                 At least 30 days but no more than 40 days prior to each Redemption Date, the Corporation shall mail a redemption notice (the “Redemption Notice”), first class postage prepaid, to each holder of record of Preferred Stock as of the close of business two business days preceding the mailing date, at the address last shown on the records of the Corporation for such holder.  The Redemption Notice shall specify the number of shares to be redeemed from such holder, the applicable Redemption Date, the Remaining Redemption Dates, the Redemption Price and the place at which payment may be obtained, and shall call upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed.  Except as provided in Section 2.5(b), on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), in the manner and at the place designated in the Redemption Notice.  Each surrendered certificate shall be cancelled, and the Redemption Price for such shares shall then be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  If less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.  As soon as practicable after receipt of the surrendered certificate or certificates (and in no event more than 20 days following the applicable Redemption Date) the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the holder, a check for cash with respect to the shares so redeemed and, if applicable, the new certificate representing the unredeemed shares.  Nothing herein shall be deemed to prevent a holder of Preferred Stock from converting all or part of such holder’s shares into Common Stock in accordance with the terms of Section 3 hereof at any time prior to a Redemption Date covering such shares, and the provisions of this Section 2.5 shall not apply to any shares so converted.

(p)                                 From and after the Redemption Date, unless there has been a default in payment of the Redemption Price, the shares of Preferred Stock designated for redemption (other man as set out in the last sentence of 2.5(c)) in the Redemption Notice shall cease to be outstanding and shall no longer be transferred on the books of the Corporation, and all rights of the holders with respect to such shares shall cease, except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates.

(q)                                 On or prior to each Redemption Date, the Corporation shall deposit, to the extent that the Corporation has Legally Available Funds, the aggregate Redemption Price of all shares of Preferred Stock designated for redemption on such Redemption Date which shares are not yet redeemed or converted and are Legally Redeemable Shares, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the Redemption Price for such shares to their respective holders on or after the applicable Redemption Date, upon receipt of notification from the Corporation that such holder has surrendered such holder’s share certificate (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate) to the Corporation pursuant to Section 2.5(c) above.  As of the date of such deposit (even if prior to a Redemption Date), the deposit shall constitute full payment of the Legally Redeemable Shares to their holders, and from and after the date of the deposit the Legally Redeemable Shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided herein.  Such instructions shall also provide that any monies deposited by the Corporation pursuant to this Section 2.5(e) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion.

3.                                      Conversion.

(a)                                 Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the Original Issue Price for that series of Preferred Stock by (y) the then effective Conversion Price for that series of Preferred Stock (such result, the “Conversion Rate”).  The “Original Issue Price” for each Series of Preferred Stock shall be as follows:  the Series A Original Issue Price shall be $0.50; the Series B Original Issue Price shall be $0.813; the Series C Original Issue Price shall be $1.058; the Series D Original Issue Price shall be $2.04; the Series E Original Issue Price shall be $2.19; the Series F Original Issue Price shall be $3.34; the Series G Original Issue Price shall be $1.7805; the Series G-l Original Issue Price shall be $1.7805; and the Series H Original Issue Price shall be $1.9091.  The “Conversion Price” for each Series of Preferred Stock shall be as follows:  the initial Series A Conversion Price shall be $0.50; the initial Series B Conversion Price shall be $0.813; the initial Series C Conversion Price shall be $1.058; the initial Series D Conversion Price shall be $2.04; the initial Series E Conversion Price shall be $2.19; the initial Series F Conversion Price shall be $3.34; the initial Series G Conversion Price shall be $1.7805; the initial Series G-l Conversion Price shall be $1.7805; and the initial Series H Conversion Price shall be $1.9091.  The Conversion Prices are subject to adjustment as provided in this Section 3.

(b)                                 Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate for such series (i) on the date specified with the approval, by affirmative vote, written consent, or agreement, of the holders of a majority of the outstanding Preferred Stock voting together as a single class, provided, however, that, in the event any such conversion is effected in connection with a Deemed Liquidation, the holders of the then outstanding Series G-l Preferred and Series H Preferred will be entitled to the greater of (A) the amount of proceeds actually received by such holders upon consummation of the Deemed Liquidation and (B) the amount of proceeds such holders would have received but for the conversion of the Preferred Stock (with such proceeds payable in accordance with the provisions of Sections 2(a) above), or (ii) upon the closing of the initial public offering of Common Stock for the account of the Corporation to the public at a pre-money valuation of the Corporation of at least $225,000,000 and with proceeds to the Corporation of not less than $35,000,000 (net of underwriter commissions and offering expenses).  A public offering in which all of the Preferred Stock is automatically converted into Common Stock pursuant to this Section 3(b) shall be a “Qualified IPO”.

(c)                                  Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price for such series of Preferred Stock.  Conversion of Preferred Stock at the option of the holder thereof shall be effected by delivery, to the office of the Corporation or to any transfer agent for such shares, of duly endorsed certificates for the shares being converted (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate) and of written notice to the Corporation that the holder elects to convert such shares.  Conversion shall be deemed to occur immediately prior to the close of business on the date (i) the shares and notice are delivered or (ii) as specified in Section 3(b)(i) above.  Automatic conversion of the Preferred Stock pursuant to this section shall be effective without any further action on the part of the holders of such shares and shall be effective whether or not the certificates for such shares are surrendered to the Corporation or its transfer agent.  Holders entitled to receive Common Stock upon conversion of Preferred Stock shall be treated for all purposes as the record holders of such shares of Common Stock on the date conversion is deemed to occur.  The Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon conversion of Preferred Stock unless either (i) the certificates evidencing such shares being converted are delivered to the Corporation or its transfer agent as provided above, or (ii) the holder (A) notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and (B) executes an agreement, and at the Corporation’s election provides a surety bond or other security, reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  The Corporation shall, as soon as practicable after the delivery of such certificates, or the agreement to indemnify in the case of a lost certificate, issue and deliver at such office to the holder of the shares of Preferred Stock being converted, a certificate or certificates for the number of shares of Common Stock to which the holder is entitled and a check payable to the holder for any cash due with respect to fractional shares.

(d)                                 Adjustments of Conversion Price for Certain Diluting Issuances Splits and Combinations.  The applicable Conversion Price for each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i)                                     Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock below the Conversion Price.  If the Corporation issues Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(i)(D)) without consideration or for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to such issue, then and in such event, such Conversion Price for such series shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) as set forth herein, unless otherwise provided in this Section 3.

(A)                               Adjustment Formula.  Whenever the Conversion Price for a given series of Preferred Stock is adjusted pursuant to this Section 3(d)(i), the new Conversion Price for such series shall be determined by multiplying the Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (the “Common Stock Outstanding”) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issue, and (y) the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.  For the purpose of this paragraph, the number of shares of Common Stock Outstanding shall be deemed to include the Common Stock issuable upon conversion of all outstanding Preferred Stock, upon conversion of all other outstanding Convertible Securities and upon exercise of all outstanding Options (and assuming conversion of Convertible Securities issuable upon exercise of Options).

(B)                               Special Definitions.  For purposes of this Section 3, the following definitions shall apply:

(1)                                 “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(2)                                 “Original Issue Date” shall mean the date on which the first share of Series H Preferred was issued.

(3)                                 “Convertible Securities” shall mean instruments of indebtedness or securities convertible into or exchangeable for Common Stock, including without limitation Preferred Stock.

(4)                                 “Additional Shares of Common Stock” for any series of Preferred Stock shall mean all shares of Common Stock issued (or, pursuant to Section 3(d)(i)(D), deemed to be issued) by the Corporation after the Original Issue Date, other than as follows:

(I)                                   upon conversion of shares of Preferred Stock;

(II)                              capital stock or Options issued to officers, directors, employees of and service providers to the Corporation pursuant to plans and arrangements approved by the Board of Directors;

(III)                         as a dividend or other distribution on the Preferred Stock or any other event for which adjustment is made pursuant to Section 3(d)(ii), (e), (f) or (g);

(IV)                          upon the exercise or conversion of outstanding Options as of the date of this Restated Certificate;

(V)                               capital stock or Options issued to financial institutions or lessors in connection with bona fide commercial credit arrangements, equipment financings, real property leases, or similar transactions, the terms of which have been approved by the Board of Directors of the Corporation, provided that such issuances are for other than primarily equity financing purposes;

(VI)                          capital stock or Options issued to strategic partners in connection with strategic collaborations, development agreements or licensing transactions, the terms of which have been approved by the Board of Directors of the Corporation, provided mat such issuances are for other than primarily equity financing purposes;

(VII)                     capital stock or Options issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation, provided that such issuances are for other than primarily equity financing purposes;

(VIII)                shares of capital stock issued or issuable in a Qualified IPO;

(IX)                          capital stock or Options issued with the approval of holders of a majority of the Preferred Stock then outstanding, voting as a single class, such approval to provide specifically mat such issuance is pursuant to this Subsection (IX); or

(X)                               by way of dividend or other distributions on securities referred to in subsections (I) through (IX) above.

(C)                               No Adjustment of Conversion Price.  No adjustment in the Conversion Price for a series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect for such series immediately prior to such issue.

(D)                               Deemed Issue of Additional Shares of Common Stock.  If the Corporation at any time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities or for Preferred Stock, the conversion or exchange of such Convertible Securities or Preferred Stock, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1)                                 no further adjustment in the Conversion Price for any series of Preferred Stock shall be made upon the subsequent issue of Convertible

Securities, or shares of Preferred Stock or Common Stock issued upon the exercise of such Options or conversion or exchange of such Convertible Securities or Preferred Stock;

(2)                                 if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price for each affected series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(3)                                 upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price for each affected series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(I)                                   in the case of Convertible Securities or Options for Common Stock, the only additional shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(II)                              in the case of Options for Convertible Securities or Preferred Stock, only the Convertible Securities or Preferred Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4)                                 no readjustment pursuant to subsections (2) or (3) above shall have the effect of increasing the Conversion Price for any series of Preferred Stock to an amount which exceeds the lower of (x) the Conversion Price for such series of Preferred Stock, on the original adjustment date, or (y) the Conversion Price for such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date, and no readjustment shall affect Common Stock issued on conversion of Preferred Stock prior to such readjustment; and

(5)                                 in the case of any Options which expire by their terms not more than 90 days after the date of issue thereof, no adjustment of the Conversion Price for any series of Preferred Stock shall be made until the expiration or exercise of all such Options.

(E)                                Determination of Consideration.  For purposes of this Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1)                                 Cash and Property.  Such consideration shall:

(I)                                   insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation prior to amounts paid or payable for accrued interest or accrued dividends and prior to any commissions or expenses paid by the Corporation;

(II)                              insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors (irrespective of any accounting treatment); and

(III)                         if Additional Shares of Common Stock are issued together with other snares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received for the Additional Shares of Common Stock, computed as provided in subsections (I) and (II) above, as determined in good faith by the Board of Directors.

(2)                                 Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(i)(D), relating to Options and Convertible Securities, shall be determined by dividing:

(I)                                   the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Option or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by,

(II)                              the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii)                                  Adjustments for Stock Dividends.  Combinations or Splits.  If the outstanding shares of Common Stock are subdivided, by stock split or otherwise, into a greater number of shares of Common Stock, or if the Corporation shall declare or pay any dividend on the Common Stock payable in shares of Common Stock, then the Conversion Prices in effect prior to such event shall be proportionately decreased upon the occurrence of such event If the outstanding shares of Common Stock are combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of Common Stock, men the Conversion Prices in effect prior to such event shall be proportionately increased upon the occurrence of such event.

(e)                                  Adjustments for Other Distributions.  If the Corporation fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock (excluding any distribution in which the Preferred Stock participates on an as-converted basis, and any distribution for which adjustment is otherwise made pursuant to this Section 3), then in each such case provision shall be made so that the holders of Preferred Stock receive upon conversion, in addition to the Common Stock issuable upon conversion of their shares, the property or other securities of the Corporation which they would have received had their shares of Preferred Stock been converted into Common Stock immediately prior to such event and had they thereafter retained such securities, subject to all other adjustments called for during such period under this Section 3.

(f)                                   Adjustments for Reclassification, Exchange and Substitution.  If the Common Stock is changed into the same or a different number of shares of any other class or series of stock, whether by capital reorganization, reclassification or otherwise (other than a Deemed Liquidation or an event treated under Section 2 as a liquidation, dissolution or winding up, and events for which adjustment is made pursuant to Sections 3(d)(ii) or 3(e) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization, reclassification or change, be adjusted such that the Preferred Stock shall be convertible into, in lieu of the Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or series of stock equivalent to the number of shares of such other class or series, that such holders would have been entitled to receive in such reclassification, capital reorganization or change for the number of shares of Common Stock that the holders would have been entitled to receive upon conversion of their Preferred Stock immediately prior to such reclassification, capital reorganization or change.

(g)                                  Certificate as to Adjustments.  The Corporation shall promptly compute each Conversion Price adjustment and provide each holder of Preferred Stock a certificate describing such adjustment and showing in detail the facts upon which such adjustment is based.  If requested in writing by any holder of Preferred Stock, the Corporation shall provide such holder a certificate describing any Conversion Price adjustments, the current Conversion Price and the amount of Common Stock or other property issuable upon conversion of each series of Preferred Stock.

(h)                                 Notices of Record Date.  If the Corporation shall propose at any time:

(A)                               to declare any dividend or distribution upon its Common Stock other than a distribution payable solely in Common Stock;

(B)                               to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(C)                               to effect any reclassification or recapitalization of its Common Stock; or

(D)                               to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, to effect a Deemed Liquidation or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock:

(1)                                 at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (C) and (D) above; and

(2)                                 in the case of the matters referred to in (C) and (D) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the addresses for such stockholders as shown on the books of this Corporation.  Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of at least a majority of the Preferred Stock, voting together as a single class on an as-converted basis, that are entitled to such notice rights.

4.                                      Voting.

(a)                                 Except as expressly provided by tins Restated Certificate or as required by law, the holders of Preferred Stock shall have the same voting rights as the holders of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the Preferred Stock shall vote together as a single class on all matters.  Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could then be converted.  Fractional votes shall not be permitted.  Any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)                                 At each meeting of stockholders at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent of the stockholders, (i) the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, Series G-l Preferred and Series H Preferred, voting together as a separate class, shall be entitled to elect four (4) members of the Board of Directors, (each such member, a “Preferred Director”), (ii) the holders of the Common Stock, voting together as a separate class, shall be entitled to elect two (2) members of the Board of Directors (each such member, a “Common Director”), and (iii) the holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect the remaining members of the Board of Directors (each such member, a “Joint Director”).

(c)                                  In the case of any vacancy in the office of a Preferred Director, the remaining Preferred Director or Preferred Directors (or, if there is no remaining Preferred Director, the holders of Preferred Stock voting together as a separate class, holding a majority of the then outstanding shares of Preferred Stock), shall elect a successor or successors to serve for the unexpired term of the Preferred Director whose office is vacant.  In the case of any vacancy in the office of a Common Director, the remaining Common Director or directors so elected by the holders of Common Stock (or, if there is no remaining Common Director, the holders of Common Stock voting together as a separate class, holding a majority of the then outstanding shares of Common Stock), shall elect a successor or successors to serve for the unexpired term of the Common Director whose office is vacant.  In the case of any vacancy in the office of a Joint Director, the Preferred Directors and Common Directors (or, if there is no remaining Preferred Director, the holders of Common Stock and of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, holding a majority of the then outstanding Common Stock and Preferred Stock, determined on an as-converted to Common Stock basis) shall elect a successor or successors to serve for the unexpired term of the Joint Director whose office is vacant Any director who was elected by a specified class or classes of stock or series thereof may be removed during his or her term of office, either for or without cause, by, and only by, the affirmative vote of a majority of the holders of the shares of the class or classes of stock or series thereof that initially elected such director.

5.                                      Protective Provisions.

(a)                                 This Corporation shall not, without the approval of the holders of a majority of the then outstanding Preferred Stock voting together as a separate class on an as-converted to Common Stock basis take any action (by amendment, merger, consolidation or otherwise) that:

(i)                                     authorizes or issues, or obligates the Corporation to sell or issue, any new class or series of securities having rights, preferences or privileges senior to or on a parity with any outstanding series of Preferred Stock whether as to liquidation preference, antidilution, redemption, conversion, voting, dividends or otherwise;

(ii)                                  amends or waives any provision of the Restated Certificate or the Bylaws of the Corporation, unless such amendment or waiver is approved by the Corporation’s Board of Directors;

(iii)                               redeems or repurchases shares (excluding repurchases of Common Stock approved by the Board of Directors upon termination of an officer, employee, director or consultant pursuant to plans and arrangements previously approved by the Board of Directors at no greater than cost) or pursuant to Subsection 2(i) or Subsection 2.5, of Section (B) of this Article IV;

(iv)                              authorizes, obligates the Corporation to pay or results in the payment of any dividend or make any other distribution in respect of the Corporation’s capital stock (other than a dividend payable solely in shares of Common Stock for which an adjustment to the respective Conversion Rates has been made in accordance with Section 3(d)(ii));

(v)                                 effects any increase in the number of shares of Common Stock issuable pursuant to the Corporation’s stock option plan or the adoption of any new employee stock purchase plan, stock incentive compensation or similar stock option plan or arrangement;

(vi)                              increases or decreases the number of authorized directors;

(vii)                           effects a liquidation, dissolution or winding up of the Corporation, including without limitation any Deemed Liquidation;

(viii)                        effects any transaction with any of the Corporation’s officers, directors, affiliates or any affiliate thereof, other than (a) standard employee benefits generally made available to all employees, (b) standard director and officer indemnification agreements approved by the Board of Directors and stockholders, and (c) the purchase of shares of the Corporation’s capital stock and the issuance of options to purchase shares of the Corporation’s Common Stock, in each instance, approved by the Board of Directors;

(ix)                              effects any material change to the nature of the business of the Corporation; or

(x)                                 after the date hereof authorizes any borrowing or guarantee by the Corporation in excess of $500,000 individually or $1,000,000 in the aggregate in any twelve (12) month period unless approved by the Board including a majority of the Preferred Directors.

(b)                                 As long as shares of any series of Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the outstanding shares of that series of Preferred Stock:  (i) take any action that would alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, that series in an adverse manner and that is differential and adverse to any contemporaneous alteration to the rights, preferences, privileged or powers or, or restrictions provided for the benefit of, any other series of Preferred Stock then outstanding (it being understood that such Preferred Stock shall not be deemed to be affected differently unless there is an express alteration to the rights, preferences, privileges or powers set forth herein, and in any event not because of proportional differences in the amounts of respective issue prices and liquidation preferences that arise out of differences in the original issue price for each series of Preferred Stock); or (ii) increase or decrease (other than for decreases resulting from conversion of that series) the authorized number of shares of that series.

6.                                      Status of Converted and Redeemed Shares.

In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Sections 2(i), 2.5 or 3 hereof, the shares so redeemed or converted shall be canceled and shall not be issuable by the Corporation.  The Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C)                               Rights, Preferences, Privileges and Restrictions of Common Stock

The relative rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock or the holders thereof are as follows:

1.                                      Dividends.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.                                      Liquidation.  Upon the liquidation, dissolution or winding up of the Corporation (including without limitation any Deemed Liquidation), the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

3.                                      Redemption.  The Common Stock is not redeemable other than at cost in connection with the termination of service.

4.                                      Voting.  The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

(A)                               To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B)                               The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C)                               Neither any amendment nor repeal of this Article V, nor the adoption of any provision of the Corporation’s Amended and Resulted Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VI

Subject to Section 5 of Division (B) of Article IV, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

The number of directors which will constitute the whole Board of Directors shall be designated in the Bylaws of the Corporation.

ARTICLE IX

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.  Any action that could be taken at any annual or special meeting of the stockholder may be taken without a meeting, without prior notice and without a vote, if a written consent setting for the action to be taken is signed by stockholders of this Corporation holding of record not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE XI

Except as expressly set forth in a written agreement between the Corporation and one or more stockholders that has been approved by the Board of Directors of the Corporation, preemptive rights shall not exist with respect to shares of capital stock or securities convertible into the capital stock of this Corporation, whether now or hereafter authorized.

ARTICLE XII

The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors in the bylaws of the Corporation.

********

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF

INCORPORATION OF

CONTROL4 CORPORATION

The undersigned does hereby certify on behalf of Control4 Corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, as follows:

FIRST:  That he is the duly elected and acting Chief Executive Officer of the Corporation.

SECOND:  That the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on March 27, 2003, under the name “Control4 Corporation.”

THIRD:  That pursuant to Section 242 of the General Corporation Law of the State of Delaware, Article IV(A) of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“(A)                        Classes of Capital Stock

This Corporation is authorized to issue 211,000,000 shares of capital stock in the aggregate.  The capital stock of this Corporation shall be divided into two classes, designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock the Corporation is authorized to issue is 127,836,592.  The number of shares of Preferred Stock the Corporation is authorized to issue is 83,163,408, 8,150,000 of which shall be designated as Series A Preferred Stock ^Series A Preferred”), 18,124,230 of which shall be designated Series B Preferred Stock (“Series B Preferred”), 14,215,791 of which shall be designated Series C Preferred Stock (“Series C Preferred”), 7,789,215 of which shall be designated Series D Preferred Stock (“Series D Preferred”), 5,045,662 of which shall be designated Series E Preferred Stock (“Series E Preferred”), 5,988,024 of which shall be designated Series F Preferred Stock (“Series F Preferred”), 8,677,338 of which shall be designated Series G Preferred Stock (“Series G Preferred”), 2,073,148 of which shall be designated Series G-l Preferred Stock (“Series G-l Preferred”), and 13,100,000 of which shall be designated Series H Preferred Stock (“Series H Preferred”).  The Common Stock and Preferred Stock shall each have a par value of $0.0001 per share.  The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.  Subject to Section 5 of Division (B) below, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for the exercise of options or warrants or conversion of the Preferred Stock) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, voting as a single class (and not as a separate individual class of solely holders of Common Stock, excluding those holders of equity securities who may be entitled to vote thereon as provided in this Certificate of Incorporation), as provided by Section 242(b)(2) of the Delaware General Corporation Law.”

FOURTH:  That the foregoing Certificate of Amendment to the Certificate of Incorporation of the Corporation has been duly adopted and approved by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing certificate are true and correct to his own knowledge, and that this certificate is his own act and deed.

Executed on December 29, 2011.

By:	/s/Martin Plaehn
Martin Plaehn
Chief Executive Officer

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